Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made and entered into as of the 12th day of April, 2010, between Franklin Savings and Loan Company, an Ohio savings and loan association (the “Company”) and John J. Kuntz (the “Executive”).
     In consideration of the terms, covenants and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
     1. Certain Definitions. Certain capitalized terms used in this Agreement shall have the meanings given them in Paragraph 11 hereof.
     2. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company, subject to the terms and conditions contained in this Agreement, for the period beginning on the Effective Date and ending as provided in Paragraph 4 hereof (the “Employment Period”).
     3. Services.
          (a) Titles and Duties. During the Employment Period, the Executive shall serve as the Company’s Chairman of the Board and shall serve as the Chairman of the Board, President and Chief Executive Officer of the Company’s holding company, First Franklin Corporation (the “Holding Company”). As Chairman, President and Chief Executive Officer, the Executive shall have the normal duties, responsibilities and authority of an executive serving in those positions, including full control over and responsibility for the day to day operations of the Company, subject to the power of the Company’s Board of Directors (the “Board”) to reasonably expand or limit such duties, responsibilities and authority, either generally or in specific instances. Such services may from time to time be for or relate to the Holding Company or other affiliates of the Company. The Executive shall report directly to the Company’s Board and shall follow all reasonable and lawful directions given to the Executive by or under the authority of the Board. The Executive shall perform, observe and comply with all lawful rules, regulations and policies which the Company may establish from time to time governing the conduct of its business.
          (b) Extent of Services. The Executive shall devote the Executive’s full business time and attention (except for permitted vacation and leave periods) and shall use best efforts in the performance of the Executive’s duties and responsibilities to the Company. During the Employment Period, the Executive shall not provide services to or become engaged or employed by any other person, firm or entity and shall not engage in any substantial manner in any other business or business activity; provided, that the Executive may (i) serve on corporate, civic, community, or charitable boards and committees and may participate in the activities of professional, civic, community and charitable organizations, including holding elected office, and (ii) pursue and participate in personal investments; so long as such activities do not materially interfere with the Executive’s duties and responsibilities to the Company, as determined by the Board.
          (c) Location of Services. During the Employment Period, the Executive shall perform the Executive’s duties and responsibilities from an office located in the greater

Cincinnati, Ohio area, and the Executive shall not be required to move the Executive’s principal place of employment or residency to any location outside of a fifty (50) mile radius from 4750 Ashwood Drive, Cincinnati, Ohio 45241, except for periodic reasonable business travel.
     4. Employment Period.
          (a) Initial Term. Except as hereinafter provided, the Employment Period shall begin on April 1, 2010 (the “Effective Date”) and shall continue until March 31, 2013 (the “Initial Term”).
          (b) Extended Term. On April 1st of each year (each an “Anniversary Date”), unless the Employment Period shall have been terminated pursuant to Paragraph 4(c) below, or unless either the Company (by action of its Board) or the Executive shall have given the other party at least thirty (30) days written notice prior to such Anniversary Date that the extension provision in this sentence shall not apply, the Employment Period shall be automatically extended for one (1) additional year (each such year an “Extension Period”).
          (c) Early Termination. Notwithstanding the provisions of Paragraphs 4(a) or (b) above:
               (i) The Employment Period shall terminate automatically in the event of the Executive’s death.
               (ii) The Company may terminate the Employment Period upon the Executive’s “Disability.”
               (iii) The Company may terminate the Employment Period “With Cause” at any time.
               (iv) The Executive may terminate the Employment Period “With Good Reason” at any time.
               (v) The Company may terminate the Employment Period “Without Cause” at any time.
               (vi) The Executive may terminate the Employment Period “Without Good Reason” at any time.
          (d) Notice of Termination. Any purported termination of the Employment Period by the Company or by the Executive (other than by death of the Executive) under Paragraph 4(c) shall be communicated by Notice of Termination to the other, setting forth the Effective Termination Date.
          (e) Effective Termination Date. The “Effective Termination Date” shall mean (i) in the case of a termination under Paragraphs 4(a) or (b), the last day of the Initial Term or any

Extension Period, (ii) in the case of the Executive’s death, the date of death, and (iii) in all other cases, the date specified in the Notice of Termination subject to the following:
               (A) If the Employment Period is terminated by the Company, the date specified in the Notice of Termination may be on or after the date the Notice of Termination is given to the Executive;
               (B) If the Employment Period is terminated by the Executive, the date specified in the Notice of Termination shall be not less than thirty (30) days after the date the Notice of Termination is given to the Company; provided, however, that the Company shall not be required to permit the Executive to continue working between his giving his Notice of Termination and his Effective Termination Date.
          5. Compensation. In consideration for all services provided by the Executive to the Company or its affiliates under this Agreement, during the Employment Period:
          (a) Annual Base Salary. During the Initial Term, the Company shall pay the Executive an annual base salary of (i) Two Hundred Eighteen Thousand Dollars ($218,000) for the period from the Effective Date through March 31, 2011, (ii) Two Hundred Forty-Three Thousand Dollars ($243,000) for the period from April 1, 2011 through March 31, 2012, and (iii) Two Hundred Sixty-Eight Thousand Dollars ($268,000) for the period from April 1, 2012 through March 31, 2013 (the “Annual Base Salary”). The Executive’s Annual Base Salary for each Extension Period shall be reviewed and determined by the Company’s Board in its discretion, based upon the Executive’s performance and the financial condition and results of operations of the Company. The Executive’s Annual Base Salary for each Extension Period must be communicated to the Executive in writing at least sixty (60) days prior to the Anniversary Date immediately preceding what would be the first day of such Extension Period. The Annual Base Salary shall be paid to the Executive on the regularly recurring pay periods established by the Company, but not less frequently than monthly.
          (b) Taxes. All of the payments made to the Executive pursuant to this Paragraph 5 shall be subject to federal, state and local income tax withholding and other applicable taxes and contribution amounts.
     6. Restricted Stock Option Award. On the Effective Date, the Company shall grant the Executive a restricted stock award of Thirty-Eight Thousand (38,000) shares of the Company’s $0.01 par value common stock, pursuant to the terms and conditions of a Restricted Stock Option Award to be entered into between the Company and the Executive on the Effective Date (the “Restricted Stock Option Award Agreement”).
     7. Fringe Benefits. During the Employment Period, the Company shall provide the Executive with the following fringe benefits (collectively, the “Fringe Benefits”):
          (a) General Fringe Benefits. The Executive shall be entitled to participate in any health, medical, hospitalization, accident, life insurance, short-term and long-term disability insurance, pension and profit sharing, deferred compensation, welfare benefit or other fringe benefit plans, insured or self-funded, maintained by the Company or the Holding Company from time to time for the benefit of its senior management or employees generally (collectively, the “Fringe Benefit Plans”), unless such participation is declined by the Executive. Except as otherwise provided in this Agreement, the timing and level of the Executive’s participation in such Fringe Benefit Plans shall be governed by the specific terms and conditions of each such plan.
          (b) Specific Fringe Benefits. Without limiting the generality of Paragraph 7(a) hereof, the Executive shall be entitled to the following specific Fringe Benefits:
               (i) Four (4) weeks of paid vacation per calendar year, and otherwise in accordance with the Company’s general vacation policy.
               (ii) In the event of Disability, the Executive shall be entitled to benefits in accordance with the terms and conditions of any disability program or insurance maintained by the Company.
          (c) Business Expenses. The Executive shall be reimbursed for all ordinary and necessary business expenses incurred by the Executive in performing services for the Company and in promoting the business of the Company, including without limitation, expenditures for travel, lodging, meals and entertainment, with documentation submitted and otherwise in accordance with the Company’s business expense reimbursement policy in effect from time to time.
     8. Rights Upon Termination of Employment Period.
          (a) General. Upon the termination of the Employment Period for any reason pursuant to Paragraphs 4(a), (b), or (c) hereof, the Company shall: (i) pay the Executive the earned portion of the Executive’s then current Annual Base Salary and accrued vacation and provide the Executive with the Executive’s then current Fringe Benefits through the Effective Termination Date, and (ii) pay or provide to the Executive any other amounts, Fringe Benefits, or rights required to be paid or provided or which the Executive is entitled to receive under any insurance policy, Fringe Benefit Plan, program, contract or agreement which by its terms specifically provides for post-employment payments, benefits or rights (collectively, the “Accrued Obligations”). Except for the Accrued Obligations and as otherwise specifically provided in Paragraphs 8(b) and (c) below, the Executive shall not be entitled to any salary, bonus, long-term incentive compensation, severance pay, salary continuation, Fringe Benefits, or other compensation relating to any periods after the Effective Termination Date.
          (b) Termination Without Cause or With Good Reason. If the Employment Period is terminated outside of a Change-in-Control Period: (i) by the Company Without Cause as provided in Paragraph 4(c)(v) hereof, or (ii) by the Executive With Good Reason as provided in Paragraph 4(c)(iv) hereof; then the Company, at its expense, shall provide the Executive with the following severance benefits:

               (i) The Executive’s then current Annual Base Salary, as in effect on the Effective Termination Date, shall be continued until the end of the term of the then current Employment Period as described in Paragraphs 4(a) and (b) hereof, paid monthly in arrears.
               (ii) For thirty-six (36) months after the Effective Termination Date, the Company shall continue to provide medical and dental benefits to the Executive and the Executive’s dependants in accordance with the most favorable plans, practices, programs or policies of the Company applicable generally to other peer executives who are active employees and their dependants as in effect from time to time thereafter; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or dental benefits under another employer provided plan or under Medicare, the medical and dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, provided that the aggregate coverage of the combined benefit plans is no less favorable to the Executive, in terms of amounts and deductibles and costs to the Executive, than the coverage required hereunder.
          (c) Change-In-Control. Notwithstanding any other provision of this Agreement, if the Employment Period is terminated within a Change-in-Control Period: (i) by the Company Without Cause as provided in Paragraph 4(c)(v) hereof, or (ii) by the Executive with Good Reason as provided in Paragraph 4(c)(iv) hereof; then the Company or its successor, at its expense, shall provide the Executive with the following severance benefits (in lieu of the severance benefits described in Paragraph 8(b) hereof):
               (i) The Executive shall be paid an amount equal to 2.99 times the Executive’s “base amount”, as defined in Section 280G(b)(3) and 280G(d) of the Code, in a lump sum within thirty (30) days of the Effective Termination Date. This amount shall be reduced by the value, if any, realized by the Executive from the acceleration of the vesting or exercisability of any stock options, restricted stock or unit awards, or similar property rights resulting from or in connection with the Change-in-Control.
               (ii) For thirty-six (36) months after the Effective Termination Date, the Company shall continue to provide medical and dental benefits to the Executive and the Executive’s dependants in accordance with the most favorable plans, practices, programs or policies of the Company applicable generally to other peer executives who are active employees and their dependants as in effect from time to time thereafter; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or dental benefits under another employer provided plan or under Medicare, the medical and dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, provided that the aggregate coverage of the combined benefit plans is no less favorable to the Executive, in terms of amounts and deductibles and costs to him, than the coverage required hereunder.
          (d) The Company’s obligation to provide the severance benefits described in Paragraphs 8(b) and (c) hereof shall be specifically conditioned upon:

               (i) The Executive or his Personal Representative providing the Company or its successor with a written general release of claims, substantially in form and substance as set forth in Exhibit A attached hereto, and otherwise acceptable to the Company or its successor in all respects (the “General Release”) within 30 days of the Effective Termination Date. The General Release shall not be deemed provided to the Company or its successor unless and until all periods for revocation of the General Release by the Executive, as provided for under applicable federal, state or local laws, have completely expired and the General Release is fully enforceable against the Executive; and
               (ii) The Executive complying with the covenants and restrictions contained in this Agreement which survive the Effective Termination Date, including without limitation those contained in Paragraph 9 hereof.
          (e) Upon the termination of the Employment Period pursuant to Paragraphs 4(a), (b), or (c) hereof, the provisions of this Agreement which by their terms extend beyond the Effective Termination Date (including without limitation Paragraphs 8, 9, 10, 12, 13 and 24 hereof) shall survive in accordance with such terms. A party’s exercise of the right to terminate the Employment Period shall not limit or abrogate the terminating party’s other rights and remedies regarding any breach, default, act or omission giving rise to such termination right.
          (f) If the Executive becomes entitled to the severance benefits described in Paragraphs 8(b) or (c) hereof, and subsequently dies, the Company shall continue to pay and provide the severance benefits described in such Paragraphs to the Executive’s Personal Representative for the periods described in such Paragraphs.
          (g) “Golden Parachute” Provision. Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments. In the event that payments pursuant to this Section 4, either alone or in combination with any other compensation, would result in the imposition of a penalty tax pursuant to Sections 280G and 4999 of the Code (collectively, “Section 280G”), such payments shall be reduced to the maximum amount that may be paid under Section 280G without resulting in the imposition of a penalty tax. For purposes of this Section, any determination that a payment is subject to Section 280G shall be made in writing by the principal certified public accounting firm or other professional selected by the Company in its sole discretion. Any reduction pursuant to this Section 4(e)(ii) shall be first applied against amounts that are not subject to Section 409A of the Code and, thereafter, shall be applied against all remaining amounts subject to Section 409A of the Code on a pro rata basis.
     9. Non-Disclosure and Proprietary Rights.
          (a) Ownership of Confidential Information. The Executive acknowledges that all of the “Confidential Information”, as hereinafter defined, known by, disclosed to or otherwise obtained by the Executive is owned solely by the Company, will remain the exclusive property of the Company and constitutes valuable trade secrets of the Company. The Executive acknowledges and agrees that the unauthorized use or disclosure of such Confidential Information would cause irreparable harm to the Company.
          (b) Non-Disclosure. The Executive will never, directly or indirectly, use, publish, disclose, claim ownership of or communicate any of the Company ‘s Confidential Information, without the prior written consent of the Company, except as may be required by law, pursuant to judicial or governmental order or subpoena. If the Executive is required by law to disclose any Confidential Information (by oral question, interrogatories, requests for information or documents, subpoena, court order, civil investigation, demand or similar process), the Executive will, unless prohibited by law, provide the Company with prompt notice of such request(s) so that the Company may seek an appropriate protective order. In the event that such a protective order or other appropriate remedy to prevent such disclosure is not obtained, the Executive may disclose only that portion of the Confidential Information (and only to those persons) which is legally required and the Executive agrees to fully cooperate with the Company, at the Company’s sole cost and expense, in securing assurances that the disclosed Confidential Information will be accorded confidential treatment.
          (c) Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean any of the Company ‘s trade secrets, customer information, procedures, processes, marketing or business plans, financial information, and all other information or matters of a confidential nature disclosed to or known by the Executive as a consequence or by reason of the Executive’s positions as a director, officer, or employee of the Company, affecting or relating to the Company ‘s business. Confidential Information shall not include information that: (i) is or becomes generally available to the public other than as a result of a prohibited disclosure by the Executive or persons to whom the Executive has made the

Confidential Information available; or (ii) is approved for release in writing by the Company’s Board.
          (d) Non-Retention of Materials. The Executive agrees that upon termination of employment with the Company, the Executive will surrender to the Company all agreements, contracts, documents, records, manuals, correspondence, plans, notes, memoranda, notebooks, equipment, price lists, customer lists, computer diskettes, CDs, tapes or other similar written or electronic articles containing Confidential Information, including all copies thereof and any abstracts, notes, or compilations prepared therefrom, which are in the Executive’s possession or control, and that the Executive will retain no copies thereof.
     10. Special Regulatory Events. Notwithstanding Section 4 of this Agreement, the obligations of the Company to the Executive shall be as follows in the event of the following circumstances:
     (a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (the “FDIA”), the Company’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company shall pay the Executive all or part of the compensation withheld while the obligations in this Agreement were suspended and reinstate, in whole or in part, any of the obligations that were suspended;
     (b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, all obligations of the Company under this Agreement shall terminate as of the effective date of such order; provided, however, that vested rights of the Executive shall not be affected by such termination;
     (c) If the Company is in default, as defined in section 3(x)(1) of the FDIA, all obligations under this Agreement shall terminate as of the date of default; provided, however, that vested rights of the Executive shall not be affected;
     (d) All obligations under this Agreement shall be terminated, except to the extent of a determination that the continuation of this Agreement is necessary for the continued operation of the Company, (i) by the Director of the OTS, or his or her designee at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDIA or (ii) by the Director of the OTS, or his or her designee, at any time the Director of the OTS approves a supervisory merger to resolve problems related to the operation of the Company or when the Company is determined by the Director of the OTS to be in an unsafe or unsound condition; provided, however that no vested rights of the Executive shall be affected by any such termination; and
          (e) The provisions of this Section 10 are governed by the requirements of 12 C.F.R. §563.39(b) and in the event that any statements in this Section 10 are inconsistent with 12 C.F.R. §563.39(b), the provisions of 12 C.F.R. §563.39(b) shall be controlling.

     11. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
          (a) “Code” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.
          (b) “Disability” means that the Executive, due to a physical or mental illness, injury, incapacity or other disability, has been unable to participate materially in the Company’s business and to perform substantially the duties required of the Executive under this Agreement for an aggregate total of one hundred eighty (180) days (whether consecutive or non-consecutive) during any three hundred sixty (360) day period.
          (c) “With Cause” means a termination approved by the Company’s Board based on: (A) a breach by the Executive of any provision of this Agreement that the Executive fails to remedy or cure within thirty (30) days after written notice thereof by the Company to the Executive; (B) the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties (other than a failure resulting from the Executive’s incapacity due to physical or mental illness), willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or willful violation of any final cease and desist order; (C) any misconduct or illegal action by the Executive that has or will have a material adverse effect on the business, assets, financial condition or reputation of the Company or on the Executive’s reputation (including, without limitation, the commission of a fraud, discriminatory conduct, or sexual harassment); (D) the commission by the Executive of an act involving moral turpitude or dishonesty, whether or not in connection with the Executive’s employment with the Company or (E) the Executive’s possession or use of alcohol at work in violation of the Company’s policy or illegal drugs. “With Cause” shall not include ordinary negligence, errors or omissions in the performance of the Executive’s duties, or a decline or change in the Company’s revenues, profitability or business strategy. Notwithstanding anything contained in this Agreement to the contrary, no act or omission by the Executive after a Notice of Termination is given by the Executive shall constitute Cause for purposes of this Agreement.
          (d) “With Good Reason” means a termination by the Executive based on:
               (i) a change in the Executive’s status, titles, position or responsibilities (including reporting responsibilities) which does not reasonably represent a promotion from the Executive’s status, titles, position or responsibilities contemplated by Paragraph 2 of this Agreement; the assignment to the Executive of any duties which are reasonably considered inconsistent in any material respect with the Executive’s status, titles, position, or responsibilities contemplated by Paragraph 2 of this Agreement; or any other action by the Company which results in a significant diminution in such status, titles, position or responsibilities, excluding for these purposes any isolated and inadvertent action not taken in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive; or
               (ii) any material failure by the Company to comply with any of the provisions of this Agreement, which failure is not remedied by the Company within thirty (30) days after receipt of notice thereof given by the Executive; or
               (iii) the Executive being required to relocate the Executive’s principal place of employment or residency in violation of Paragraph (3)(c) hereof; or
               (iv) the failure of the Company to obtain an agreement, satisfactory to the Executive, from any successor or assign of the Company, to assume and agree to perform this Agreement, as described in Paragraph 18 hereof, unless the Agreement would be binding upon any successor or assign by operation of law.
Notwithstanding any other provision of this Agreement to the contrary, the voluntary termination of the Employment Period by the Executive Without Good Reason or without the requirement of stating or having any cause or reason during the thirty (30) day period beginning on the six month anniversary of the effective date of a Change-in-Control event shall be deemed to be a termination by the Executive With Good Reason for all purposes under this Agreement.
          (e) “Without Cause” means a termination of the Employment Period by the Company for any reason other than With Cause, or the Executive’s death or Disability.
          (f) “Without Good Reason” means a termination of the Employment Period by the Executive for any reason other than “With Good Reason”, or the Executive’s voluntary retirement, death or Disability.
          (g) “Personal Representative” means the Executive’s executor, administrator, estate, guardian, personal representative, attorney-in-fact, heirs or other successors-in-intent.
          (h) “Change-In-Control” means the occurrence of any of the following events: (i) the sale, lease, exchange, transfer or other disposition of all or substantially all of the Company’s business or assets, not made in the usual and regular course of its business; (ii) the acquisition by any person of ownership or power to vote more than 50% of the voting stock of the Company; (iii) the acquisition by any person of the ability to control the election of a majority of the directors of the Company; or (iv) during any period of up to two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company cease for any reason to constitute at least two-thirds thereof; provided, however, that any individual whose election or nomination for election as a member of the board of directors of the Company was approved by a vote of at least two-thirds of the directors then in office shall be considered to have continued to be a member of the board of directors of the Company. For purposes of this paragraph, the term “person” refers to an individual or corporation, partnership, trust, association, or other organization, but does not include the Company and any person or persons with whom the Company is “acting in concert” within the meaning of 12 C.F.R. Part 574.
          (i) “Change-in-Control Period” means the period beginning on the effective date of a Change-in-Control event and ending 12 months after the effective date of a Change-in-Control event. Notwithstanding the foregoing, if the Employment Period is terminated by the Company prior to the effective date of a Change-in-Control event, and if the Executive reasonably demonstrates that such termination: (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change-in-Control, or (ii) otherwise occurred in connection with or in anticipation of a Change-in-Control, then the termination of the Employment Period by the Company shall be deemed to have occurred within a Change-in-Control period for all purposes under this Agreement.
     12. Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by applicable law and the Company’s articles of incorporation, constitution, charter, or bylaws, as applicable, if the Executive is made a party or is threatened to be made a party to any judicial, administrative or other legal proceeding because the Executive is or was a director or officer of the Company, against liability and expenses incurred in connection with such proceeding. The Company shall pay the Executive’s reasonable expenses, including legal fees and expenses, incurred in connection with such proceeding in advance of the final disposition of the proceeding on the terms and conditions of the Company’s articles of incorporation, constitution, charter, or bylaws, as applicable,. The provisions of this Paragraph 12 shall survive the termination of the Employment Period.
     13. No Mitigation. The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced (except to the extent set forth in Paragraphs 8(b)(ii) and 8(c)(ii) hereof) whether or not the Executive obtains other employment.
     14. Notice. All notices, requests, demands and other communications (collectively, “Notices”) given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, postage and fees prepaid, two business days after mailing; (b) if sent by reputable private air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered. All Notices shall be delivered to the following addresses:

If to the Company:	Franklin Savings and Loan Company
4750 Ashwood Drive, Cincinnati, Ohio 45241
Cincinnati, OH 45202
Attn: Corporate Secretary

If to the Executive:	John J. Kuntz
6911 Cozaddale Road
Goshen, OH 45122
     15. Modification. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto.
     16. Waiver. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, or any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
     17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to principles of conflict of laws.
     18. Assignment.
          (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, and its successors and assigns. The term “Company” as used herein shall include such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.
          (b) Neither this Agreement nor any rights or interest hereunder shall be assignable or transferable by the Executive, the Executive’s beneficiaries or Personal Representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s Personal Representative.
     19. Fees and Expenses. From and after the Effective Date, the Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably incurred by the Executive as they become due as a result of a judgment obtained in favor of Executive from a court of competent jurisdiction regarding: (i) the Executive’s termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment, (ii) the Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits. Such legal fees and expenses shall include those fees and expenses incurred as a result of Executive’s hearing before the Board as contemplated in Paragraph 11(c) of this Agreement.

     20. Severability. If any provision of this Agreement or any part thereof is determined to be unenforceable, invalid or illegal, the validity of any other provision, or part thereof shall not be affected adversely and this Agreement shall continue to be binding on the parties hereto as if said unenforceable, invalid or illegal provisions or parts thereof had not been included herein.
     21. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.
     22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     23. Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
     24. Code Section 409A.
          (a) Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) will become payable under this Agreement until Executive has a “separation from service” within the meaning of Section 409A of the Code, and any proposed or final regulations and guidance promulgated thereunder (“Section 409A”). Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death) and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following Executive’s termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment o benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
          (b) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of Section 24(a) above.
          (c) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the

Treasury regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 24(a) above. For purposes of this Section 24(c), the “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
          (d) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to executive under Section 409A.
          (e) Any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”
          (f) Nothing herein shall be construed as the guarantee of any particular tax treatment to the Executive, and none of the Company, its Board of Directors, or any of its affiliates shall have any liability to the Executive with respect to any failure to comply with the requirements of Section 409A of the Code.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

FRANKLIN SAVINGS AND LOAN COMPANY		EXECUTIVE

By:	/s/ Gretchen Schmidt	/s/ John J. Kuntz

	Gretchen Schmidt, President	John J. Kuntz

EXHIBIT A
GENERAL RELEASE
     I, John J. Kuntz, in consideration of the material obligations of Franklin Savings and Loan Company (the “Company”) under the Employment Agreement, dated as of April 1, 2010 (the “Employment Agreement”) do hereby release and forever discharge as of the date hereof the Company and all of its present and former shareholders, directors, officers, agents, representatives, employees, subsidiaries, affiliates, successors and assigns (collectively, the “Released Parties”) to the extent provided below.
     1. I understand that the payments and benefits to be paid and provided to me under Paragraph 8 of the Employment Agreement represent, in part, consideration for signing this General Release and are not salary, wages, benefits or payments to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Paragraph 8 of the Employment Agreement (other than for any unpaid compensation, benefits and expenses to which I am entitled for employment prior to termination) unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.
     2. Except as provided in Paragraphs 4 and 11 below, I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
     3. I represent that I have made no assignment or transfer of any Claims or other matters covered by Paragraph 2 above.

     4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Employment Agreement shall not serve as the basis for any Claim, including, without limitation, any Claim under the Age Discrimination in Employment Act of 1967.
     5. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Employment Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in Paragraph 2 as of the execution of this General Release.
     6. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
     7. I agree that I will forfeit all cash amounts payable by the Company pursuant to Paragraph 8 of the Employment Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and will return all payments received by me pursuant to Paragraph 8 of the Employment Agreement.
     8. I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.
     9. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by any governmental entity.
     10. I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including lodging and meals, upon my submission of receipts.
     11. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or any Released Party of the Employment Agreement after the effective date of this Release.
     12. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(a)	I HAVE READ IT CAREFULLY;
(b)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
(e)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON , TO CONSIDER IT [AND THE CHANGES MADE SINCE THE , VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;]

(f)	[THE CHANGES TO THE AGREEMENT SINCE , EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.]
(g)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED; AND
(h)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: ,